                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         ABC RAIL PRODUCTS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     (5) Total fee paid:

     ---------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3) Filing Party:

     ---------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                                     LOGO

                         ABC RAIL PRODUCTS CORPORATION

Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders of ABC Rail Products Corporation (the "Company") to be held at the Stock Exchange Trading Room of The Art Institute of Chicago, located at 230 South Columbus Drive, Chicago, Illinois, 60603, on Friday, November 21, 1997 at 9:00 a.m.

  This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information concerning the Company which you should consider when voting your shares. The principal business of the Annual Meeting will be the election of directors and the ratification of the appointment of independent accountants.

  All stockholders are urged to attend the meeting or to vote by proxy. If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed postage prepaid envelope. If you later find that you are able to attend the Annual Meeting and would like to vote in person, you can revoke your proxy at any time before the voting, and vote in person.

                                          LOGO
                                          Donald W. Grinter
                                          Chairman of the Board
                                           and Chief Executive Officer

October 15, 1997

                                     LOGO

                         ABC RAIL PRODUCTS CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 21, 1997

                               ----------------

  Notice is hereby given that the annual meeting of stockholders of ABC Rail Products Corporation (the "Company") will be held at the Stock Exchange Trading Room, located at The Art Institute of Chicago, 230 South Columbus Drive, Chicago, Illinois, 60603, on Friday, November 21, 1997 at 9:00 a.m. for the following purposes:

    1.To elect seven directors;

    2. To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending July 31, 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Stockholders of record at the close of business on September 30, 1997 are entitled to receive notice of, and to vote at, the annual meeting and any postponements or adjournments thereof.

                                          By Order of the Board of Directors

                                          LOGO
                                          D. Chisholm MacDonald
                                          Secretary

Chicago, Illinois
October 15, 1997

                         ABC RAIL PRODUCTS CORPORATION
                           200 SOUTH MICHIGAN AVENUE
                                  SUITE 1300
                            CHICAGO, ILLINOIS 60604

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ABC Rail Products Corporation, a Delaware corporation (the "Company") to the holders of the Company's Common Stock, $.01 par value (the "Common Stock"), in connection with the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at 9:00 a.m. on Friday, November 21, 1997, and all postponements or adjournments thereof. This Proxy Statement, Notice of Annual Meeting of Stockholders and accompanying proxy card are first being mailed to stockholders on or about October 15, 1997, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

                                    GENERAL

  Only stockholders of record at the close of business on September 30, 1997 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock held by them on that date at the Annual Meeting or any postponements or adjournments thereof. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding at the close of business on the Record Date will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 8,954,082 shares of Common Stock were outstanding.

  If the accompanying proxy card is properly signed and returned to the Company and is not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the election as directors of the slate of nominees proposed by the Board of Directors, for ratification of the appointment of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent accountants for the fiscal year ending July 31, 1998 ("Fiscal 1998") and as recommended by the Board of Directors or, if no such recommendation is given, in their own discretion, with regard to all other matters. Each stockholder may revoke a previously granted proxy at any time before it is voted by filing with the Secretary of the Company a revoking instruction or another duly executed and subsequently dated proxy or by attending the meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

  Under Delaware law, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated neither as a vote for nor as a vote against any of the proposals to which such broker non-votes apply. Proxies and ballots will be received and tabulated by American Stock Transfer and Trust Company, the Company's transfer agent.

  The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice.

                     STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 1, 1997 of (a) persons owning of record or known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director, (c) each of the Named Executive Officers (as defined under "Executive Compensation" below) and
(d) all current directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be, or has been derived from documents filed by such stockholder with the Securities and Exchange Commission (the "Commission"). To the knowledge of the Company, each of such stockholders has sole voting and investment power over the shares indicated unless otherwise noted.

                                                               NUMBER
                              NAME                           OF SHARES   PERCENT
                              ----                          ------------ -------
      Investment Advisers, Inc............................. 853,000 (1)    9.5%
      The Capital Group Companies, Inc. ................... 621,100 (2)    6.9
      Capital Guardian Trust Company....................... 600,100 (2)    6.7
      Schroder Wertheim Investment Services, Inc........... 504,400 (3)    5.6
      State of Wisconsin Investment Board.................. 500,000 (4)    5.6
      LGT Asset Management, Inc............................ 454,950 (5)    5.1
      Janus Capital Corporation/Thomas H. Bailey/
       Janus Venture Fund.................................. 450,000 (6)    5.0
      Donald W. Grinter.................................... 360,216 (7)    4.0
      D. Chisholm MacDonald................................ 115,000 (8)    1.3
      David G. Kleeschulte.................................  68,668 (9)    *
      Rick M. Turner.......................................   6,500 (10)   *
      Ben R. Yorks.........................................       0        *
      Eugene S. Ziemba.....................................       0        *
      Norman M. Doerr......................................  13,107        *
      Jean-Pierre M. Ergas.................................  15,000 (11)   *
      Donald R. Gant.......................................  22,000 (12)   *
      Clarence E. Johnson..................................  25,000 (13)   *
      James E. Martin......................................  18,000 (14)   *
      George W. Peck IV....................................  13,000 (15)   *
      All current directors and executive
       officers as a group (12 persons).................... 884,461 (16)   9.6%

--------
*Less than 1.0%
 (1) According to the most recently filed Schedule 13G of this entity, this entity exercises sole voting and dispositive power over 651,000 shares and shared voting and dispositive power over 202,000 shares. The shares are held by various custodian banks for various clients of the listed entity. The address for Investment Advisers, Inc. is 3700 First Bank Place, Box 357, Minneapolis, Minnesota 55440.
 (2) According to the most recently filed joint Schedule 13G of these entities, The Capital Group Companies, Inc. ("CGC") has sole voting power over 591,100 shares and sole dispositive power over 621,100 shares. CGC is the parent holding company of a group of investment management companies that hold dispositive power, and in some cases, voting power over the shares. Such investment management companies provide investment advisory and management services for their respective clients, which include registered investment companies and institutional accounts. CGC states in its Schedule 13G that it does not have dispositive power or voting power over any of the shares and has disclaimed beneficial ownership of the shares. The shares reported by CGC include the shares owned by Capital Guardian Trust Company ("CGTC"), a wholly-owned bank subsidiary of CGC, and other subsidiaries of CGC, none of which by itself owns 5% or more of the outstanding shares. CGTC is the beneficial owner of the 600,100 shares as a result of its serving as the investment manager of various institutional accounts. It states in its Schedule 13G that it has sole voting power over 570,100 shares and sole dispositive power over 600,100 shares and disclaims beneficial ownership of all shares. The address of CGC and CGTC is 333 South Hope Street, Los Angeles, California 90071.
 (3) According to the most recently filed joint Schedule 13G of this entity ("SWIS"), Schroder Capital Management International Inc. ("SCMI Inc.") and Schroder Capital Management International Ltd. ("SCMI Ltd."), these entities are registered investment advisers and affiliates, but do not affirm group status. SWIS has sole voting and dispositive power over 504,400 shares; SCMI Inc. has sole voting and dispositive power over 191,526 shares; and SCMI Ltd. has sole voting and dispositive power over 12,700 shares.
 (4) According to the most recently filed Schedule 13G of this entity, it is a government agency which manages public pension funds subject to provisions comparable to the Employee Retirement Income Security Act of 1974 ("ERISA") and has sole voting and dispositive power over all shares. Its address is P.O. Box 7842, Madison, Wisconsin 53707.
 (5) According to the most recently filed Schedule 13G of this entity, its address is 50 California, 27th Fl., San Francisco, California 94111.
 (6) According to the most recently filed joint Schedule 13G of these entities and Mr. Bailey, these entities and Mr. Bailey share voting and dispositive power over all shares. Janus Capital Corporation ("Janus Capital") is the beneficial owner of these shares through its role as investment adviser or sub-adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act and individual and institutional clients (the "Managed Portfolios") which hold these shares. Thomas H. Bailey is a 12.2% owner and the President and Chairman of the Board of Janus Capital. Janus Venture Fund is one of the Managed Portfolios to which Janus Capital provides investment advice, and the interest of Janus Venture Fund amounts to all shares. The address for these entities and Mr. Bailey is 100 Fillmore Street, Suite 300, Denver, Colorado 80206-4923.
 (7) Includes 87,000 shares subject to outstanding options which are exercisable as of or within 60 days of September 1, 1997.
 (8) Includes 55,000 shares subject to outstanding options which are exercisable as of or within 60 days of September 1, 1997.
 (9) Includes 43,750 shares subject to outstanding options which are exercisable as of or within 60 days of September 1, 1997.
(10) Represents 6,500 shares subject to outstanding options which are exercisable as of or within 60 days of September 1, 1997.
(11) Includes 10,000 shares subject to outstanding stock options which are exercisable as of or within 60 days of September 1, 1997.
(12) Includes 15,000 shares subject to outstanding stock options which are exercisable as of or within 60 days of September 1, 1997.
(13) Includes 15,000 shares subject to outstanding stock options which are exercisable as of or within 60 days of September 1, 1997.
(14) Includes 10,000 shares subject to outstanding stock options which are exercisable as of or within 60 days of September 1, 1997. Also includes 3,000 shares held in an irrevocable trust created for the benefit of Mr. Martin's grandchildren, with respect to which Mr. Martin's shares dispositive power with the trustee, who is his daughter.
(15) Includes 10,000 shares subject to outstanding stock options which are exercisable as of or within 60 days of September 1, 1997.
(16) Includes 252,250 shares subject to outstanding options which are held by current directors and executive officers and are exercisable as of or within 60 days of September 1, 1997. In connection with the Company's acquisition of American Systems Technologies, Inc. ("AST") in December of 1996, Steven M. Yoder, President of AST and an executive officer of the Company, pursuant to the Supplemental Agreement by and among the Company and certain shareholders of AST, agreed to vote for the election of the slate of nominees to the Board of Directors of the Company presented by the Board of Directors of the Company and on all other matters to be voted upon by the stockholders, in accordance with the recommendation of the Board of Directors of the Company. Mr. Yoder beneficially owns 227,970 shares, or approximately 2.5%, of the outstanding Common Stock of the Company as of September 1, 1997.

                             ELECTION OF DIRECTORS

  The Board of Directors presently consists of eight members. The Board has determined that, in keeping with trends in stockholder governance, at the next annual meeting only one Director who has a current position with the Company should be nominated as a candidate. In that connection, Mr. MacDonald, a current member of the Board of Directors, will not seek reelection as a Director at the Annual Meeting. The Board of Directors has reduced the size of the Board of Directors to seven members upon Mr. MacDonald's resignation as a Director effective the day immediately preceding the Annual Meeting. Accordingly, the proxies cannot be voted for more than seven directors. All directors hold office until their successors have been elected or until their earlier resignation or removal.

  At the Annual Meeting, stockholders will elect a board consisting of seven directors. Unless authority to do so is specifically withheld, the persons named in the accompanying proxy will vote for the election as directors of the slate of nominees named below. Under Delaware law, the seven nominees who receive the most votes at the meeting will be elected as directors. All of the nominees are currently directors of the Company.

  The name, duration of service as a director, age and current principal position(s) with the Company of each director nominee of the Company is as follows:

                             DIRECTOR
              NAME            SINCE   AGE          PRINCIPAL POSITION(S)
              ----           -------- --- --------------------------------------
      Donald W. Grinter....    1991    60 Chairman of the Board, Chief Executive
                                           Officer and Director
      Norman M. Doerr......    1997    62 Director
      Jean-Pierre M. Ergas.    1995    58 Director
      Donald R. Gant.......    1994    68 Director
      Clarence E. Johnson..    1994    70 Director
      James E. Martin......    1995    70 Director
      George W. Peck IV....    1991    65 Director

  Donald W. Grinter. Mr. Grinter has served as a director of the Company since 1991. Mr. Grinter has also served as the Company's Chairman of the Board and Chief Executive Officer since December 1993. From August 1991 until December 1993, Mr. Grinter served as the Company's President and Chief Executive Officer and from August 1989 until August 1991, he served as the Company's President and Chief Operating Officer. Prior to joining the Company, from June 1987 until August 1989, Mr. Grinter was President of the Supermarket Group of Hussmann Corporation, a subsidiary of IC Industries (now Whitman Corporation), the parent company of Abex Corporation ("Abex"), from which the Company purchased substantially all of its assets in 1989. Mr. Grinter served as an Executive Vice President of Abex from June 1984 until June 1987.

  Norman M. Doerr. Mr. Doerr has served as a director of the Company since January 1997. He has held various positions at Burlington Northern Santa Fe Corporation during his 42 year career there, most recently serving as Vice President--Purchasing and Material Management from 1990 to 1995. He also serves on the Advisory Board for the Locomotive Management Officers Association and as a member of the National Association of Purchasing Management ("NAPM") and the Boy Scouts of America. He is the former director of the Center for Advanced Purchasing Studies, which is affiliated with Arizona State University, and the former Chairman of NAPM.

  Jean-Pierre M. Ergas. Mr. Ergas has served as a director of the Company since July 1995. Since January 1996, he has been the Executive Vice President of Alcan Aluminum Limited ("Alcan"), an international manufacturer of aluminum. From June 1995 to January 1996, Mr. Ergas served as Senior Advisor to the Chief Executive Officer of Alcan. During 1994, he served as a trustee in residence of DePaul University. From 1991 to 1993, he served as Chairman and Chief Executive Officer of American National Can Company ("ANC"), a manufacturer of consumer goods packaging. From 1989 to 1991, Mr. Ergas served as Chief Executive Officer of ANC. Mr. Ergas also serves as a director of Brockway Standard Inc. and Dover Corporation.

  Donald R. Gant. Mr. Gant has served as a director of the Company since 1994. Since December 1990, he has been a limited partner of The Goldman Sachs Group, L.P., of which Goldman, Sachs & Co., an investment banking firm, is its principal affiliate. From 1962 to December 1990, he was a general partner of Goldman, Sachs & Co. Mr. Gant is a director of Diebold Incorporated and The Stride Rite Corporation.

  Clarence E. Johnson. Mr. Johnson has served as a director of the Company since 1994. Mr. Johnson previously served as President and Chief Executive Officer and as a director of Borg-Warner Corporation, a manufacturing/service conglomerate, from 1983 to 1987. From December 1987 to February 1990, he served as Senior Vice President and Consultant of Kidder, Peabody & Co. Incorporated, an investment banking firm.

  James E. Martin. Mr. Martin has served as a director of the Company since July 1995. From May 1995 until December, 1995, he served as the Senior Vice President, Operations of Chicago and North Western Railway Company. From April 1994 to May 1995, he served as Executive Vice President, Operations of Chicago and North Western Transportation Company. From 1989 to March 1994, Mr. Martin was the President of The Belt Railway Company of Chicago. He is a member of the National Freight Traffic Association.

  George W. Peck IV. Mr. Peck has served as a director of the Company since August 1991. Mr. Peck has been a special limited principal of Kohlberg & Co., LLC, a New York merchant banking firm, since 1987. From 1963 to 1987, he was a Director and Vice President of Canny, Bowen Inc., an executive recruiting firm. Mr. Peck serves as a director of Northwestern Steel and Wire Company, ABT Building Products Corporation and The Lion Brewery, Inc.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE SLATE OF NOMINEES SET FORTH ABOVE.

COMMITTEES AND MEETINGS

  The Company has standing Audit and Compensation Committees. The Company also has a Committee (the "Director Plan Committee") for the 1994 Director Stock Option Plan (the "Director Plan"). The Company does not have a nomination committee.

  Audit Committee. The Audit Committee is currently comprised of Messrs. Doerr, Ergas and Gant. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit, review the results thereof with the Company's independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and review and approve (with the concurrence of a majority of the independent directors of the Company) transactions, if any, with affiliated parties.

  Compensation Committee. The Compensation Committee is currently comprised of Messrs. Johnson, Martin and Peck. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all officers, administer the Company's existing stock option plans (other than the Director
Plan), and carry out the responsibilities required by the rules of the Securities and Exchange Commission (the "Commission").

  Director Plan Committee. The Director Plan Committee is currently comprised of Mr. Grinter and Mr. MacDonald, who was appointed to the Director Plan Committee in October, 1996. Mr. MacDonald will cease to be a member of the Director Plan Committee upon the effectiveness of his resignation from the Board of Directors. The Director Plan Committee administers the Director Plan.

  During the fiscal year ended July 31, 1997 ("Fiscal 1997"), five meetings of the Board of Directors were held, four meetings of the Audit Committee were held, four meetings of the Compensation Committee were held and one meeting of the Director Plan Committee was held. All incumbent directors attended at least 75%, in the aggregate, of the number of meetings held during their tenure on the Board of Directors and the committees of which they were members.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table provides information relating to compensation for Fiscal 1997 and the fiscal years ended July 31, 1996 ("Fiscal 1996") and 1995 ("Fiscal 1995") for the Company's chief executive officer, the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000, of whom there were only three in Fiscal 1997, and two individuals who would have been one of the most highly compensated executive officers but for the fact that they were not serving as executive officers at the end of Fiscal 1997 (collectively, the "Named Executive Officers") (determined by reference to Fiscal 1997). The amounts shown include compensation for services in all capacities provided to the Company.

                                                       LONG-TERM
                             ANNUAL COMPENSATION      COMPENSATION
                         ---------------------------- ------------
                                                         AWARDS
                                                      ------------
                                                       SECURITIES
                                         OTHER ANNUAL  UNDERLYING   ALL OTHER
NAME AND PRINCIPAL       SALARY   BONUS  COMPENSATION OPTIONS/SARS COMPENSATION
     POSITION       YEAR   ($)     ($)       ($)          (#)         ($)(1)
------------------  ---- ------- ------- ------------ ------------ ------------
Donald W. Grinter   1997 274,992       0         0            0        9,092
(Chairman of the
 Board and          1996 256,192       0         0            0        8,712
Chief Executive
 Officer)           1995 240,000       0         0       20,000        9,172
D. Chisholm Mac-
 Donald             1997 185,000       0         0            0        4,500
(Executive Vice
 President--        1996 172,898       0         0            0        4,557
Administration and  1995 165,000       0         0       20,000        1,547
Business Develop-
ment and Chief
Financial Officer)
David G.
 Kleeschulte        1997 134,167 100,000         0            0        3,684
(President--China   1996 122,761       0         0            0        2,921
Investment Corpo-
 ration)            1995 120,000       0         0        5,000        3,165
Rick M. Turner      1997 103,769       0    35,113(2)    12,000        3,138
(Vice President
 and General        1996       0       0         0            0            0
Manager-Wheel       1995       0       0         0            0            0
Services
Division)
Ben R. Yorks        1997  40,832       0         0            0      134,414
(Former President
 and Chief          1996 242,628       0         0            0        4,287
Operating Officer)  1995 225,000       0    12,232(2)    15,000        1,969
Eugene S. Ziemba    1997  26,667       0         0            0      136,975
(Former Vice Pres-
 ident and          1996 152,309       0    15,560(3)         0        4,701
General Manager     1995 142,000  40,600    13,115(3)    10,000        3,950
-Mechanical Divi-
sion)

--------

--------
(1) With the exception of amounts shown for Mr. Grinter, Mr. Yorks and Mr. Ziemba, amounts represent employer matching contributions under the Company's Savings and Investment 401(k) Plan (the "401(k) Plan"). Amounts shown for Mr. Grinter for Fiscal 1997, Fiscal 1996 and Fiscal 1995 include $4,092 for premiums paid on a life insurance policy on Mr. Grinter's life, of which Mr. Grinter's spouse is the beneficiary and employer matching contributions of $5,000, $4,620 and $5,080, respectively, under the 401(k) Plan. The amount shown for Mr. Yorks for Fiscal 1997 consists of employer matching contributions of $1,994 under the 401(k) Plan and $132,420 paid pursuant to his retirement agreement dated as of October 2, 1996 (the "Yorks Retirement Agreement"). See "Retirement and Change-in-Control Arrangements." The amount shown for Mr. Ziemba consists of employer matching contributions of $3,600 under the 401(k) Plan and $133,375 pursuant to the Company's severance program.
(2) Consists of relocation expenses.
(3) Consists of living expenses.

OPTIONS GRANTED AND VALUE OF OPTIONS

  The following tables disclose, for each of the Named Executive Officers, information regarding stock options granted during Fiscal 1997 and the value of all stock options held by the Named Executive Officers at the end of Fiscal 1997. Mr. Turner was the only Named Executive Officer who was granted options in Fiscal 1997. Mr. Ziemba was the only Named Executive Officer who exercised any stock options in Fiscal 1997. There were no stock appreciation rights granted or exercised during such year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                   POTENTIAL
                                                                  REALIZABLE
                                                                   VALUE AT
                                                                ASSUMED ANNUAL
                                                                RATES OF STOCK
                   NUMBER OF                                         PRICE
                   SECURITIES   % OF TOTAL                       APPRECIATION
                   UNDERLYING  OPTIONS/SARS EXERCISE            FOR OPTION TERM
                  OPTIONS/SARS  GRANTED TO  OR BASE                   (2)
                    GRANTED    EMPLOYEES IN  PRICE   EXPIRATION ---------------
NAME                 (#)(1)    FISCAL YEAR   ($/SH)     DATE     5%($)  10%($)
----              ------------ ------------ -------- ---------- ------- -------
Rick M. Turner...    12,000        8.6%     $15.625   4/18/07   125,248 310,499

--------
(1) Options are non-qualified stock options. Options vest with respect to 25% of the shares per year over a four-year period beginning on the first anniversary of the date of grant of the option, provided the optionee has been continuously employed by the Company from the date of grant. In the event of a "Sale of the Company," the Board may provide by written notice that all outstanding options will become immediately exercisable and that such options will terminate if not exercised as of the date of the Sale of the Company or any other designated date, or that such options will thereafter represent only the right to receive the excess of the consideration per share of Common Stock offered in such Sale of the Company over the exercise price of such options. A "Sale of the Company" is defined as a merger, consolidation, sale of securities of the Company or similar transaction effecting a change of control. A "change of control" is the acquisition by any person or group of persons (other than holders of Common Stock on July 1, 1993) of a majority of the outstanding shares of Common Stock. Upon termination of employment other than a termination for cause, (a) all options or portions thereof that are not vested and exercisable on the date of such termination expire and are forfeited as of such date and (b) all vested options will expire (i) on the first anniversary of the date of termination due to death, disability or normal retirement, (ii) 30 days after termination in the event of voluntary termination by the optionee and (iii) 90 days after termination in the event of termination by the Company without cause. In the event of termination of employment for cause, all options, whether vested or unvested, expire on the date of such termination.
(2) Value is calculated by multiplying the difference between the product of
    (a) the difference between (i) the product of the market price at the time of the grant (the closing price of the Common Stock ($16.00) on the date of grant (April 18, 1997) as reported on the Nasdaq National Market System ("Nasdaq")) and the sum of one plus the adjusted stock price appreciation rate based on a ten year option term and annual compounding and (ii) the exercise price of the option and (b) the number of securities underlying the grant at the end of Fiscal 1997. The appreciation calculations do not take into account any appreciation in the price of the Common Stock to date and are not necessarily indicative of future values of the options or of the Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                         SHARES ACQUIRED      VALUE      OPTIONS/SARS AT FY-END (#)         AT FY-END ($)
          NAME             ON EXERCISE   REALIZED ($)(1) EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE (2)
          ----           --------------- --------------- -------------------------- -----------------------------
Donald R. Grinter
  1993 Grant............          0               0            72,000/0                    603,000/0
  1994 Grant............          0               0            10,000/10,000                     0/0
D. Chisholm MacDonald             0               0
  1993 Grant............          0               0            40,000/0                    335,000/0
  1994 Grant............          0               0            10,000/10,000                     0/0
David G. Kleeschulte
  1993 Grant............          0               0            40,000/0                    335,000/0
  1994 Grant............          0               0             2,500/2,500                      0/0
Rick M. Turner
  January 1995 Grant....          0               0             4,000/4,000                      0/0
  November 1995 Grant...          0               0             2,500/7,500                      0/0
  1997 Grant............          0               0                 0/12,000                     0/33,000
Ben R. Yorks............          0               0                 0/0                          0/0
Eugene S. Ziemba........     15,000          86,250                 0/0                          0/0

--------
(1) Value is calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the shares underlying the options on the date of exercise and the exercise price of such options.
(2) Value is calculated by multiplying the number of shares by the difference between the closing price of the Common Stock ($18.375) on July 31, 1997, as reported on Nasdaq and the respective exercise prices.

RETIREMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Mr. Yorks had an employment agreement with the Company, which provided that if Mr. Yorks' employment was terminated without cause, he would be entitled for one year following such termination to continue to receive his salary and other benefits and to receive outplacement services. Pursuant to the Yorks Retirement Agreement, the earlier employment agreement was terminated. In addition, under the Yorks Retirement Agreement, Mr. Yorks agreed to serve as a consultant to the Company until March 31, 1997, for which he is entitled to receive a specified salary and certain insurance benefits. The Yorks Retirement Agreement prohibits Mr. Yorks from competing with the Company for as long as he is entitled to receive insurance benefits.

  All stock options which have been granted to the Named Executive Officers will immediately vest in full on the date that any person or group of persons (other than holders of Common Stock on July 1, 1993) acquires a majority of the outstanding shares of Common Stock.

COMPENSATION OF DIRECTORS

  In Fiscal 1997, the Company's directors who were not receiving compensation as officers or employees of the Company were paid an annual retainer of $20,000, payable quarterly, and a fee of $1,500 per day for attending each meeting of the Board of Directors and each meeting of any committee of which they were a member. For Fiscal 1998, the annual retainer will be $20,000 and the per day fee for meeting attendance will be $1,500. All directors are reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings.

  On the date of the first regular meeting of the Board of Directors following the annual meeting of the Company's stockholders in each year, each member of the Board of Directors who is not an employee of the Company or a subsidiary or an affiliate of the Company (each, an "Eligible Director") is automatically granted a non-qualified option under the Director Plan to purchase 5,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on such date ("Director Option"). For purposes of the Director Plan, "fair market value" is the arithmetic mean of the highest and lowest sale prices of the shares of Common Stock as reported on Nasdaq on the date a Director Option is granted or, if there were no sales on such date, on the most recent preceding date on which sales occurred. During Fiscal 1997, Messrs. Ergas, Gant, Johnson, Martin and Peck each received a Director Option with an exercise price of $15.75 per share.

  Director Options become exercisable to the extent of 100% of the shares covered thereby commencing six months after the date of grant. Notwithstanding the foregoing, if an optionee dies or becomes disabled, all Director Options held by such optionee will become exercisable in full. To the extent exercisable, each Director Option will be exercisable in whole or in part from time to time. Director Options terminate five years after the date of grant of such option. Notwithstanding the foregoing, if an optionee ceases to be a director for any reason other than such optionee's death or disability, the Director Options granted with respect to such year will terminate upon the later of six months from the date of grant of such Director Options or 90 days following the date such Optionee ceases to be a Director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Gant, Johnson, Martin and Peck served as members of the Compensation Committee during Fiscal 1997. No executive officer of the Company served as a member of the compensation committee or as a director of any other entity that has an executive officer who serves on the Compensation Committee or is a director of the Company.

REPORT ON EXECUTIVE COMPENSATION

 Committee

  During Fiscal 1997, the Compensation Committee of the Board of Directors was comprised of Mr. Johnson, Mr. Martin and Mr. Gant until January 17, 1997 and Mr. Peck beginning January 17, 1997, each a non-employee director. The Committee is responsible for reviewing and approving annual salaries and bonuses for all officers and administering the Company's existing stock option plans (other than the Director Plan).
 Compensation Policy and Objectives

  The primary goal of the Compensation Committee is to assure that the compensation provided to the Company's executive officers is linked to the Company's business strategies and objectives, thereby aligning the financial interests of senior management with those of the stockholders. Beyond that, the priorities of the Compensation Committee are to assure that the Company's executive compensation programs enable the Company to attract, retain and motivate the high caliber of executives required for the success of the Company's business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the Company's business.

  Commencing in September 1994, the Committee began evaluating the competitiveness of its executive compensation programs using information drawn from a variety of sources, including published survey data, information supplied by consultants and the Company's own experience in recruiting and retaining executives. While some of the companies in the peer group chosen for comparison of stockholder returns in the graph appearing under "Executive Compensation--Performance Graph" may be included in the surveys and information considered by the Committee in setting executive compensation, there is no set peer group against which compensation has been or will be measured. Instead, the Committee reviews broad-based industry salary data for manufacturing companies with sales in the Company's range, and when available, examines industry specific data relative to a particular position.

  The Committee is cognizant of provisions under Section 162(m) of the Internal Revenue Code which limit the deductibility of certain compensation expense. The Company believes that Section 162(m) will not limit the deductibility of any compensation paid by the Company in Fiscal 1997.

  The following are the criteria considered by the Committee and the Board of Directors in establishing the Company's compensation programs for its executive officers and the factors considered in determining the compensation of the Company's chief executive officer during Fiscal 1997.

 Base Salary

  Base salaries for executive officers were determined by evaluating the responsibilities of the position, historical salary increases, market levels for similar positions and Company performance. Individual salaries varied somewhat below or above the prevailing market rates based upon the individual's performance and contribution to Company success and tenure on the job. Salaries are reviewed on an annual basis and adjusted as necessary, based primarily upon individual performance with consideration given to each executive's total compensation package. Base salaries for Fiscal 1997 were determined using principally subjective criteria. Base salary levels for the Named Executive Officers who were Named Executive Officers in Fiscal 1996 (excluding Mr. Yorks and Mr. Ziemba) increased an average of approximately 7.7% in Fiscal 1997.

 Annual Incentives

  In Fiscal 1997, executive officers had an opportunity to earn annual bonuses of up to 60% of base salary ("Annual Bonuses") based on internal operating performance goals which exceeded budgeted financial targets established by the Board of Directors. The goals were established early in Fiscal 1997 and Annual Bonuses were evaluated by the Committee after the end of Fiscal 1997. In Fiscal 1997, the Company used sales, operating profit, return on net assets and cash flow as its primary measures of divisional and/or corporate performance for the Company's executive officers. At the divisional level, bonuses are linked to a combination of both divisional and Company internal operating performance goals. Over time, the Company has found that linking executive pay principally to these factors ties the executive's interests and rewards to those of the stockholder. No Annual Bonuses are paid to executive officers unless the Company achieves 90% of the amounts targeted for the internal operating performance measures. The Company paid Mr. Kleeschulte an Annual Bonus of $100,000 for Fiscal 1997 because the China Investment Corporation exceeded its internal operating performance goals. Since no other budgeted financial targets of the Company were met for Fiscal 1997, senior management recommended, and the Committee accepted, that no other Annual Bonuses be paid to Named Executive Officers for Fiscal 1997.

 Long-Term Incentives

  To further align the interests of stockholders and management, the Company grants stock options periodically to its executive officers. The number of shares awarded is established and reviewed from time to time by the Compensation Committee on the basis of subjective factors. The exercise price has thus far been equal to the fair market value of the stock on the date of the grant. The options are exercisable between one year and ten years from the grant date. Such stock options provide incentive for the creation of stockholder value since the full benefit of the compensation package cannot be realized unless the price of the Common Stock appreciates. The Company granted Mr. Turner 12,000 stock options in Fiscal 1997 in connection with his appointment as Vice President and General Manager of the Wheel Services Division. No other stock options were granted to any of the Named Executive Officers during Fiscal 1997. See "Executive Compensation--Options Granted and Value of Options."

 CEO Compensation

  Mr. Grinter has served as Chairman of the Board and Chief Executive Officer since December 1993, and served as President and Chief Executive Officer from August 1991 to December 1993. The graph appearing under "Executive Compensation--Performance Graph" partially illustrates the Company's accomplishments since the Company's initial public offering in December of 1993. Mr. Grinter's Fiscal 1997 compensation of $284,084 (see "Executive Compensation Summary Compensation Table") included a base salary of $274,992, an increase of approximately 7.3% over Fiscal 1996. Mr. Grinter's base salary for Fiscal 1997 was determined based on the vital importance of the Chief Executive Officer position, achievement of long-term goals and overall performance. Mr. Grinter also participates in the Annual Bonus program described above and is subject to its standards. Since the Company did not achieve its financial targets for Fiscal 1997, the Committee did not award an Annual Bonus to Mr. Grinter. No stock options were granted by the Board of Directors to Mr. Grinter in Fiscal 1997. See "Executive Compensation--Options Granted and Value of Options."

 Summary

  The Committee believes that a high caliber, motivated management team is critical to sustained business success. Placing a significant portion of the total potential compensation for the Named Executive Officers "at risk" and payable based on performance-based variables motivates and focuses management on those issues that drive the success of the Company. The Committee intends to continue its pay for performance policy which links executive rewards to stockholder returns.

COMPENSATION COMMITTEE DURING FISCAL 1997

  Donald R. Gant (until January 17, 1997)
  Clarence E. Johnson
  James E. Martin
  George W. Peck IV (beginning January 17, 1997)

PERFORMANCE GRAPH

  The following graph compares the change in the Company's cumulative return on its Common Stock with that of the Standard & Poor's 500 Stock Index ("S&P 500") and that of the Standard & Poor's Railroads Index ("S&P Railroads") at December 14, 1993 (the first day the Common Stock was listed on Nasdaq) and at July 31, 1994, 1995, 1996 and 1997. The graph assumes a $100 investment and reinvestment of dividends.

                                     LOGO

                                    12/14/93 07/31/94 07/31/95 07/31/96 07/31/97
                                    -------- -------- -------- -------- --------
ABC Rail Products Corporation...... $100.00  $152.08  $215.62  $179.18  $153.14
S&P 500............................ $100.00  $100.52  $126.76  $147.75  $216.91
S&P Railroads...................... $100.00  $ 92.19  $115.80  $130.46  $184.96

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and owners of 10% or more of the Common Stock to file with the Commission initial reports of ownership and reports of changes of ownership of the Common Stock. Such persons are required to furnish the Company with copies of all such reports. Based upon a review of these filings and written representations from such persons that no other reports were required, the Company notes that, except for Mr. Raymond M. Scanlon, Vice President and General Manager, who filed a late Form 3, all required filings related to Fiscal 1997 were timely made.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Company has appointed Arthur Andersen as the Company's independent accountants for Fiscal 1998. Arthur Andersen has served as the Company's independent accountants since 1992. Services provided to the Company and its subsidiaries by Arthur Andersen with respect to Fiscal 1997 included the examination of the Company's consolidated financial statements and consultations on various tax and information services matters. Representatives of Arthur Andersen are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
  Ratification of the appointment of Arthur Andersen as the Company's independent accountants for Fiscal 1998 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event stockholders do not ratify the appointment of Arthur Andersen as the Company's independent accountants for Fiscal 1998, such appointment will be reconsidered by the Audit Committee and the Board of Directors.
  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the recommendation of the Board of Directors or, if no such recommendation is given, in the discretion of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  Any proposal of a stockholder intended to be presented at the Company's 1998 annual meeting of stockholders (the "1998 Annual Meeting") must be received by the Secretary of the Company by June 17, 1998, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1998 Annual Meeting.

                                          By order of the Board of Directors,

                                          LOGO
                                          D. Chisholm MacDonald
                                          Secretary

October 15, 1997

                                     PROXY

                         ABC RAIL PRODUCTS CORPORATION
                           200 SOUTH MICHIGAN AVENUE
                                   SUITE 1300
                            CHICAGO, ILLINOIS 60604

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned acknowledges receipt of the accompanying notice of annual meeting and 1997 proxy statement and hereby appoints Donald W. Grinter and
D. Chisholm MacDonald and each of them, attorneys and proxies, with full power of substitution and resubstitution, to vote all shares of the common stock of ABC RAIL PRODUCTS CORPORATION (the "Company") held of record by the undersigned at the close of business on September 30, 1997 at the annual meeting of stockholders of the Company to be held at The Art Institute of Chicago, Chicago, Illinois, on November 21, 1997 at 9:00 a.m., and at any postponement or adjournment thereof, as follows:

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------



[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                              WITHHOLD
                 FOR ALL      AUTHORITY
                NOMINEES     TO VOTE FOR
                LISTED AT   ALL NOMINEES
1. Election of    RIGHT    LISTED AT RIGHT
   Directors       [_]           [_]        NOMINEES: Donald W. Grinter, Norman
                                                      M. Doerr, Jean-Pierre M.
                                                      Ergas, Donald R. Gant,
                                                      Clarence E. Johnson,
                                                      James E. Martin, George W.
                                                      Peck IV

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending July 31, 1998.

                          FOR     AGAINST     ABSTAIN
                          [_]       [_]         [_]

3. As recommended by the Board of Directors, or in the absence of such recommendation in their own discretion, to vote upon such other business as may properly come before said meeting or any postponement or adjournment thereof.

   All of the foregoing is as set forth in the Notice and Proxy Statement relating to the meeting.

     IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED AND, IN THE ABSENCE OF DIRECTION AS TO THE MANNER OF VOTING, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE SLATE OF NOMINEES SET FORTH AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

     Please date this proxy and sign exactly as name(s) appears below and return the signed proxy in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DO NOT FOLD

DATED: _______________________, 1997        ____________________________________
                                            Signature

                                            ____________________________________
                                            Signature if held jointly